MEDALION SERVICES, INC.
2 March 1999
Dear Mr. Hemedinger,

As per our conversation this morning in regard to the plan of reorganization of Medalion Services, Inc. ("Medalion"), Medalion will deliver the following to Orex Gold Mines Inc. ("Orex"): Resignation letters from Doreen Rush, Roberta Diamond, Larry Rush.

1,300,000 Medalion Shares of stock freely trading and without restrictive legend to Damask Holdings Ltd.

1,300,000 Medalion Shares of stock, freely trading and without restrictive legend to Harry Tramp.

1,300,000 Medalion Shares of stock, freely trading and without restrictive legend to Kelly Johnston

250,000 Medalion Shares of stock, freely trading and without restrictive legend to WebcastMedia.net.

250,000 Medalion Shares of stock, freely trading and without restrictive legend to Barry Abrams.

Said Shares to be delivered, with a valuation of $0.125 per Share, have an aggregate total value of $550,000 at the time of such delivery All of the above has been agreed and approved by Medalion.


/s/
Very Truly Yours,
Doreen Rush